As filed with the Securities and Exchange Commission on July 24, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Polaryx Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Nevada	47-3393659
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

South Tower, 140 E Ridgewood Avenue, Suite 415

Paramus, NJ 07652

(Address of Principal Executive Offices) (Zip Code)

POLARYX THERAPEUTICS, INC.

2025 EQUITY INCENTIVE PLAN

(Full title of the plan)

Alex Yang
Chief Executive Officer
Polaryx Therapeutics, Inc.
South Tower, 140 E Ridgewood Avenue, Suite 415
Paramus, NJ 07652
(Name and address of agent for service)

(201) 940-7236

(Telephone number, including area code, of agent for service)

Copy to:

Josh Erekson Esq.

Dan Lyman Esq.

Dorsey & Whitney LLP

111 South Main Street, Suite 2100

Salt Lake City, UT 84111

(801) 933-7363

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION*

*	Information required by Items 1 and 2 of Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans, as covered by this Registration Statement and as required by Rule 428(b)(1). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents of the Registrant filed with the Securities and Exchange Commission (the “SEC”) are incorporated in this Registration Statement by reference and made a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026;

(c)	the Registrant’s Current Report on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 or Item 7.01 thereof), as filed with the SEC on May 28, 2026, July 17, 2026, and July 21, 2026; and

(d)	the description of the Registrant’s common shares contained in the Registration Statement on Form 8-A as filed with the SEC on January 27, 2026 pursuant to Section 12(b) of the Exchange Act, as updated by the description of the Company’s common stock contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

All reports and other documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the SEC until and to the extent the information contained therein is superseded or modified by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes part of the prospectus relating to the Plan, each meeting the requirements of Section 10(a) of the Securities Act.

ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation provide that the liability of our directors and officers is eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes (as amended from time to time, the “NRS”). Our bylaws provide that we shall indemnify and advance expenses to our directors and executive officers and may indemnify and advance expenses to our employees or other agents, to the fullest extent authorized or permitted by the NRS. Our bylaws also provide that we may maintain insurance to protect a director or an officer against liability. Under NRS 78.138(7), our directors and officers are not individually liable to us or our stockholders or creditors for any damages as a result of any act or failure to act in their capacity as a director or officer, unless the presumption of Nevada’s codified business judgment rule has been rebutted and it is proven that the director’s or officer’s act or failure to act constituted a breach of their fiduciary duties as a director or officer, and that the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

We purchased an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act. We have also entered into agreements to indemnify our directors and executive officers. These agreements require us to, among other things, indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a director or officer or otherwise, as applicable, to the maximum extent allowed under the NRS.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

4.1	Amended and Restated Articles of Incorporation of the registrant (incorporated by reference to Exhibit 3.3 to the Company’s Form S-1/A filed on January 14, 2026)

4.2	Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.4 to the Company’s Form S-1/A filed on January 14, 2026)

5.1*	Opinion of Dorsey & Whitney LLP

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (contained on the signature page hereto)

99.1	Polaryx Therapeutics, Inc. 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Form 10-K filed on March 24, 2026)

107*	Filing Fee Table.

*	Filed herewith

ITEM 9. UNDERTAKINGS

A.	The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Paramus, State of New Jersey.

POLARYX THERAPEUTICS, INC.
Dated: July 24, 2026
	By:	/s/ Alex Yang
	Name:	Alex Yang
	Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Alex Yang and G. Michael Landis as his or her true and lawful attorney-in-fact and agent, acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-8, and to any registration statement filed under SEC Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Alex Yang	Chief Executive Officer and Chair of the Board	July 24, 2026
Alex Yang	(Principal Executive Officer)

/s/ G. Michael Landis	Chief Financial Officer and Director	July 24, 2026
G. Michael Landis	(Principal Financial Officer)

/s/ Mitchel Berger	Director	July 24, 2026
Mitchel Berger, M.D

/s/ Francis A. Braun III	Director	July 24, 2026
Francis A. Braun III, CPA

/s/ Charles Ryan	Director	July 24, 2026
Charles Ryan, J.D., Ph.D

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